SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 28, 2013

Quture International, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-143630	20-4682058
(Commission File Number)	(IRS Employer Identification No.)

319 Clematis Street, Suite 400, West Palm Beach, FL	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 514-9042

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 28, 2013, Mr. Barry Hollander resigned as Chief Financial Officer of Quture International, Inc., a Nevada Corporation, (the “Company”) and ZenZuu USA, Inc. (“ZZUSA”), a subsidiary of the Company, and effective March 29, 2013 as a Director of the Company. The Company desires to seek a new Chief Financial Officer and is in negotiations with Mr. Hollander’s replacement. Further, the Company and Mr. Hollander intend to explore the opportunities to better use his skills, expertise, and experience with Quture’s operations subsidiary.

The Company and Mr. Hollander intend to enter into a Separation and Settlement Agreement (the “Separation Agreement”). The Separation Agreement, among other things, will provide for the issuance of a $35,000 note payable (“the Note”) to Mr. Hollander for fees earned, accrued and unpaid as of February 28, 2013. The Note can be settled in full with cash payment in two (2) equal installments the aggregate amount of ten thousand dollars ($10,000), with the first payment of $5,000 occurring on or before March 15, 2013 and the second payment of $5,000 occurring on or before March 31, 2013.  If the cash payments are not remitted to Mr. Hollander by their respective due dates, the full amount of the Note is immediately due and payable. Mr. Hollander will also retain the 27,908,007 shares of common stock beneficially owned by Mr. Hollander. As part of the settlement Mr. Hollander agreed to resign as a director from the Company, effective March 29, 2013. The Separation Agreement also includes, mutual releases, non-disparagement and cooperation clauses.

Mr. Hollander’s decision to resign as an officer of and as a member of the board of directors (the “Board”) of the Company was not based upon any disagreement with the Company on any matter relating to the Company's operations, policies or practices as contemplated by Item 5.02(a) of Form 8-K.

  Item 9.01 Financial Statements and Exhibits.

17.1  Resignation from Barry Hollander

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUTURE INTERNATIONAL, INC.
Date: March 5, 2013	By: /s/ G. Landon Feazell G. Landon Feazell, Chief Executive Officer